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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders of InfoSpace.com, Inc.
Redmond, Washington

We consent to the use in this Amendment No. 1 to the Registration Statement (No. 333-62323) of InfoSpace.com, Inc. on Form S-1 of our report dated August 25, 1998 on the financial statements of InfoSpace.com, Inc., appearing in the Prospectus, which is a part of the Registration Statement, and to the references to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus. We also consent to the use in this Amendment No. 1 to the Registration Statement of our report dated July 27, 1998 on the financial statements of Outpost Network, Inc.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
October 5, 1998